UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ENB Financial Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ENB FINANCIAL CORP

AMENDMENT AND SUPPLEMENT TO

THE PROXY STATEMENT

For the Annual Meeting of Shareholders to be held on

Tuesday, May 7, 2024

On April 9, 2024, ENB Financial Corp (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”), which was distributed in connection with the Company’s Annual Meeting of Shareholders to be held on May 7, 2024 (the “Annual Meeting”).

The Company is providing this supplement (the “Supplement”) to correct a dollar amount in the information contained in the Proxy Statement relating to the Summary Compensation Table and the subsequent calculated Pay versus Performance Table.

The following section and chart from page 20 of the Proxy Statement, which is included in the section of the Proxy Statement titled “SUMMARY COMPENSATION TABLE”, is amended and restated in its entirety as follows:

SUMMARY COMPENSATION TABLE

			Nonequity		All
Name and			Incentive Plan	Stock	Other	Total
Principal Position	Year	Salary	Compensation	Awards	Compensation	Compensation
		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)
Jeffrey S. Stauffer	2023	386,737	--	--	35,952	422,689
Chairman of the Board, President and CEO	2022	360,400	77,771	43,260	40,969	522,400
Chad E. Neiss	2023	290,033(7)	484,519(6)	--	28,303	802,855
Senior Executive Vice President,	2022	150,000	507,664(6)	15,002	32,448	705,114
Chief Strategy Officer
Interim Chief Operating Officer
Head of Mortgage Division
William J. Kitsch, IV	2023	270,461	26,655	--	22,865	319,981
Senior Executive Vice President,	2022	240,000	40,045	24,007	19,980	324,032
Chief Revenue Officer

Summary Compensation Table Key

(1)	Base Salary.
(2)	Represents amounts paid in accordance with the annual incentive plan described herein which is earned in 2023 but paid in 2024, an annual performance bonus, and any other service award, position related commission and incentive payments, if applicable.

(3)	The amounts in this column represent the grant date fair value of equity awards in the year granted, in accordance with FASB ASC Topic 718. Stock awards consisted of grants of restricted stock units.
(4)	All Other Compensation includes Total Other Earnings in the OTHER COMPENSATION TABLE on page 21 and Total Contributions on the DEFINED CONTRIBUTION PROFIT SHARING PLAN TABLE on page 23.
(5)	Total of (1) through (4).
(6)	Head of Mortgage Division earned nonequity incentive plan compensation for both 2022 and 2023 is inclusive of Senior Residential Mortgage Executive Incentive Plan providing for quarterly incentive and monthly commission payments.
(7)	Base Salary is inclusive of compensation for Interim Chief Operating Officer position during 2023.

The following section and chart from page 25 of the Proxy Statement, which is included in the section of the Proxy Statement titled “PAY VERSUS PERFORMANCE TABLE”, is amended and restated in its entirety as follows:

PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)	Net Income ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2023	422,689	417,771	561,418	559,309	96.44	12,375,000
2022	522,400	520,340	514,573	513,644	76.87	14,631,000
2021	386,313	386,313	449,706	449,706	120.27	14,916,000

Column (e). Average compensation actually paid to the Other NEOs as calculated in each year reflects the respective amounts set forth in column (d) of the table above, adjusted as set forth in the table below, as determined in accordance with SEC rules.

	2023	2022	2021
Summary Compensation Table Total	$561,418	$514,573	$449,706
Adjustments:
Less: amounts reported under the “Stock Awards” column in the Summary Compensation Table		$19,505
Plus: fair value of awards granted during the year that remain unvested as of year end		$18,576
Change in fair value from prior year end to current year end of awards granted prior to year that were outstanding and unvested as of year end	(967)
Change in fair value from prior year end to vesting date of awards granted prior to year that vested during year	(1,142)
Plus: dividends or other earnings paid during year prior to vesting date of award
Compensation Actually Paid	$559,309	$513,644	$449,706

The following sections from page 26 of the Proxy Statement, which is included in the section of the Proxy Statement titled “PAY VERSUS PERFORMANCE TABLE”, is amended and restated in as follows:

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Cumulative Total Shareholder Return (TSR)

From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs decreased by 19.7% and increased by 8.9%, respectively, compared to a 25.5% increase in our TSR over the same time period.

Relationship Between Compensation Actually Paid to our PEO and the Average of the Compensation Actually Paid to the Other NEOs and the Company's Net Income

From 2022 to 2023, the compensation actually paid to our PEO and the average of the compensation actually paid to the Other NEOs decreased by 19.7% and increased by 8.9%, respectively, compared to a 15.4% decrease in our Net Income over the same time period.

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates the information in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information in the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to revoke your prior vote on any proposal, please refer to page 2 of the Proxy Statement for information on how to do so.

The date of this Supplement is April 9, 2024